Exhibit 10.17

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made and entered into this 24 day of February, 2004, by and between Columbia State Bank, a Washington banking corporation (the “Bank”), together with Columbia Banking System, Inc., a Washington corporation (“CBSI” and with the Bank, “Employer”), and HARALD R. RUSSELL (“Russell”).

In exchange for the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Russell and Employer agree as follows:

1. Resignation. Russell hereby resigns, effective January 30, 2004, as an officer and employee of Employer and from any official or unofficial committees or bodies of either the Bank or CBSI. Russell agrees that from the date hereof, he has no authority to discharge contracts, enter into agreements, or engage in personnel activities on behalf of Employer.

2. Vacation. Russell acknowledges that as of the date hereof, he has accrued vacation time in the amount of $1,095.32. Employer shall pay Russell the foregoing amount in a single cash payment, less normal tax withholdings, on the effective date of this Agreement.

3. 401(k) Contribution. For the year ending 2003, on the effective date of this Agreement, Employer shall contribute an aggregate total of $8,500 to Russell’s accounts maintained under the combined Columbia Bank Cash or Deferred Profit Sharing 401(k) Plan and the Execute Deferred Compensation Plan, which amount represents five percent (5%) of Russell’s annual base salary for 2003.

4. Health and Dental Coverage. For up to two years from the date hereof, Employer will continue Russell’s participation in its group health and dental insurance plans, or, if that is not possible, Employer shall pay on a monthly basis an amount equivalent to the monthly cost of premiums (as of the date hereof) for Russell’s health and dental insurance continuation coverage; provided, however, that if Russell obtains such coverage or is eligible to obtain such coverage sooner from another employer or obtains coverage sooner through his spouse, Employer’s obligations to continue the coverage or payments under this Section 4 shall terminate. Russell agrees to promptly notify Employer when he obtains or becomes eligible to obtain such other health or dental insurance and to return to Employer any amounts received under this Section following such time.

5. Income Benefits. With respect to the Executive Supplemental Compensation Agreement dated August 1, 2001 among the Bank, CBSI and Russell (the “SERP”), Russell and Employer acknowledge and agree that no Executive Benefits (as defined in the SERP) or other benefits have accrued as of the date of Russell’s resignation and that the SERP is hereby terminated and shall have no further force or effect. In recognition of Russell’s prior service, Employer will pay Russell an annual retirement benefit equal to Forty-Thousand Eight Hundred Dollars ($40,800), which amount shall be paid in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which Russell attains sixty-five (65) years of age and continuing until Russell’s death. At Russell’s election, the foregoing payments may commence after the attainment of age fifty-five (55) but before age sixty-five (65) if such payments are reduced by a factor of five-twelfths of one percent (5/12%) per month for each month that the payment commencement date precedes the first day of the month following the month in which Russell attains age sixty-five (65) years.

6. Expense Reimbursement. Russell acknowledges that he has been reimbursed for all expense account charges to which he is entitled, and that Employer has no further obligation for any such expenses incurred by him.

7. Return of Property. Russell acknowledges that he has taken all of his personal property from Employer’s premises, and confirms that he has returned to the Bank and CBSI any of their respective property, including but not limited to: keys, computer equipment, software, customer lists, documents, files and correspondence.

8. Stock Options. Russell and Employer agree that he has vested nonqualified stock options for 18,749 shares of CBSI’s stock and vested incentive stock options for 6,671 shares of CBSI’s stock, and that no other shares may vest under any stock option plan or grant. Russell and Employer acknowledge and agree that all such options will terminate on April 30, 2004.

9. Consulting Services.

a. Services to be Provided. Russell shall serve as a consultant of Employer for a two year period commencing February 1, 2004 (the “Consulting Period”). During the Consulting Period, Russell will (a) represent and promote the goodwill of Employer and its affiliates in the Washington communities served by Employer and its affiliates, (b) maintain communication with management by meeting with the President and Chairman of the Board at their invitation at such times as are mutually agreeable, (c) provide consultation on banking matters as an experienced bank executive, and (d) comply with all written policies of Employer applicable to his activities as a consultant. Russell shall not participate in establishing or administering policy of Employer. There shall be no “on premises” requirement for Russell.

b. Consulting Fees. In consideration for his consulting services, Russell shall be paid at an annual rate of One Hundred Seventy Thousand Dollars ($170,000), in proportionate bi-monthly installments during the Consulting Period. Russell shall be responsible for all state, federal and local taxes, including estimated taxes and employment reporting for Russell and any agents, employees associates or subcontractors of Russell. Russell agrees to indemnify and hold harmless employer to the fullest extent permitted by law against and from any and all liability for such taxes, reporting or other similar costs or expenses arising from or related to the services provided by Russell during the Consulting Period and any agents, employees, associates or subcontractors of Russell pursuant to providing consulting services under this Agreement.

10. Restrictive Covenants.

a. Participation in a Competing Business. In consideration for the payments and other benefits conferred upon Russell by this Agreement, Russell agrees that for the longer of two years following the effective date of this Agreement or for so long as Russell is receiving payments from Employer under Section 4 or Section 9 hereof, (the “Restricted Period”), Russell will not become involved with a Competing Business (defined below) or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, “founder,” employee, consultant, or agent; provided, however, that Russell may acquire and passively own an interest not exceeding 1% of the total equity interest in a Competing Business.

b. No Solicitation. In consideration for the payments and other benefits conferred upon Russell by this Agreement, Russell agrees that during the Restricted Period, he will not directly or indirectly (1) solicit business from any existing Bank customers and users on behalf of Competing Business, or (2) hire or attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with Employer.

c. Employment Outside Washington. Nothing in this Section 10 prevents Russell from accepting employment outside the State of Washington, from a Competing Business, as long as Russell will not (a) act as an employee or other representative or agent of the Competing Business within the State of Washington or (b) have any responsibilities for the Competing Business’ operations within the State of Washington.

d. Competing Business. “Competing Business” means any financial institution or trust company (including without limitation, any start-up or other financial institution or trust company in formation) that currently competes with, or will compete during the Restricted Period in the State of Washington with, Employer.

e. Non-Disclosure. The parties will use their best efforts to keep the terms of this Agreement confidential. Employer and Russell may acknowledge to third persons that their parting was on mutually satisfactory terms. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors or similar advisers, or in response to government requests. Employer may disclose the terms of this Agreement to its officers, directors, shareholders or managers who have a need to know, and may make reference to and attach it as part of Employer’s reports to governmental agencies and its shareholders. Either party may disclose the terms of this Section 10 as necessary to ensure compliance with its terms. Third persons informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain the same. Russell further agrees that he will not use or disclose confidential or proprietary information about Employer, its operations, plans, practices, finances, customers, or employees.

f. Forfeiture of Payments and Benefits. The non-competition, non-solicitation and non-disclosure provisions of this Section 10 are material terms of this Agreement, and, if violated, it is agreed that Employer will be caused substantial damages and, as such, all outstanding payments and other benefits (including without limitation the retirement benefits under Section 5 hereof) due to Russell under this Agreement at the time of such breach shall be forfeited, and Employer shall be relieved of any further obligation to make any such payments or provide such benefits.

g. Adequate Consideration. Russell specifically acknowledges the receipt of adequate consideration for the covenants and agreements contained in this Section 10 and that Employer is entitled to require him to comply with this Section. Russell represents that he has experience and capabilities sufficient to enable him to obtain employment in areas which do not violate this Agreement and that Employer’s enforcement of a remedy by way of injunction will not prevent Russell from earning a livelihood.

11. Enforcement of Restrictive Covenants.

a. Reasonableness of Restrictions. Employer and Russell stipulate that, in light of all of the facts and circumstances of the relationship between Russell and Employer and the benefits conferred upon Russell hereunder, the covenants and agreements set forth in Section 10 hereof (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Employer’s confidential information, goodwill and other protectable interests.

b. Injunctive Relief. Russell acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Russell repudiates or breaches any of the provisions of Section 10 of this Agreement or threatens or attempts to do so. For this reason, under these circumstances, Employer will, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and Employer will not be required to post a bond as a condition for the granting of this relief.

12. Release by Russell. Russell hereby remises, releases and forever discharges each of the Bank and CBSI and their respective directors, officers, employees, agents, attorneys and other affiliates from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities whatsoever of every name and nature, both in law and in equity, against the Bank or CBSI or their affiliates or their successors and assigns which Russell now has or ever had to this date, including without limitation all rights and any claims under any state or federal discrimination law; except that this paragraph does not release the Bank’s future obligations under this Agreement or any claims Russell may have under the Age Discrimination Employment Act of 1967, as amended, that may arise after the effective date of this Agreement.

13. Hold Harmless and Indemnification. Russell agrees to hold harmless and indemnify the Bank for any claims arising out of or connected with Russell’s activities while employed by the Bank. Russell further agrees that, at the request of or on behalf of Employer, he will, without compensation, reasonably cooperate with Employer with respect to any actual or potential litigation, investigation, legal proceedings or dispute arising out of or in connection with the financial affairs, legal affairs and/or business matters of Employer within his knowledge, including providing full, complete, truthful and accurate information, to the best of his knowledge, concerning such matters, testifying in regards to such matters and/or appearing in person with respect to such matters. Employer agrees to indemnify and hold harmless Russell to the full extent permitted by CBSI’s and the Bank’s respective Articles of Incorporation.

14. OWBPA Compliance. Russell acknowledges that his assent to the terms of this Agreement is wholly voluntary and that he has retained and had the opportunity to consult with counsel and that he fully understands this Agreement. Russell acknowledges that he has been given a period of at least twenty-one (21) days to consider this Agreement. Russell may revoke this Agreement at any time during the seven (7) day period after he signs it. This Agreement shall not become effective until said revocation period has expired.

15. Entire Agreement. This Agreement sets forth the entire agreement between Russell and Employer concerning its subject matter. On the effective date of this Agreement, this Agreement shall supersede all prior agreements, whether written or oral, between the parties, including the SERP and the Employment Agreement dated December 20, 2002, the terms of which Russell represents that he has complied with in all material respects. Russell acknowledges that in considering whether to sign this Agreement he has not relied upon any representation, written or oral, not set forth herein.

16. Modifications and Waivers. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. No waiver, express or implied, of any breach of any covenant or agreement shall ever be held or construed as a waiver of any other breach of the same or any other covenant or agreement.

17. Governing Law; Venue. This Agreement shall be governed by and construed under the laws of Washington. This Agreement was made and executed in Washington, and shall be deemed a Washington contract. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. The prevailing party in any dispute shall be entitled to reimbursement from the other party of reasonable attorneys’ fees.

18. Notices. Any notices given pursuant to this Agreement shall be in writing and shall be given by either hand delivery, overnight courier (Federal Express or similar courier service) or certified mail, return receipt requested, addressed as follows:

To Employer:	Columbia Banking System, Inc. Attn: Corporate Secretary 1301 A Street Tacoma, WA 98402

To Russell:	Harald R. Russell 33411 33rd Place South Auburn, WA 98001

or to such other address of which notice has been given in accordance with this provision.

19. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of Employer and its successors and assigns, and Russell, and his heirs, executors, administrators, successors and assigns.

20. Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law; and (ii) if any provision, or any part thereof, is held to be unenforceable because of the fduration of such provision or the area covered thereby, Employer and Russell agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words and phrases (“blue-penciling”) and in its reduced or blue-penciled form such provisions shall then be enforceable and shall be enforced.

21. Cooperation. Russell agrees to positively endorse and to refrain from making disparaging remarks or statements about Employer and its officers, directors and employees. If so requested by Employer, Russell will, without additional compensation, cooperate with Employer in addressing matters with Employer’s customers and employees that may arise in conjunction with Russell’s separation from the Bank.

22. Announcement of Separation. The parties will mutually agreed upon the timing and content of an announcement regarding Executive’s termination of employment.

23. Captions. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the date first above written.

COLUMBIA STATE BANK

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Melanie J. Dressel
Melanie J. Dressel
President and Chief Executive Officer

Harald R. Russell
Harald R. Russell